News Release

For Immediate Release


Contacts:
K. C. Trowell                                   G. Thomas Frankland
Chairman & Chief Executive Officer              Executive Vice President & Chief
CNB Florida Bancshares, Inc.                    Financial Officer
                                                904/265-0261




                The South Financial Group to Acquire CNB Florida;
                     Enhances High-Growth Florida Franchise

     Jacksonville, Florida (January 21, 2004) - CNB Florida Bancshares, Inc. (NASDAQ: CNBB) today announced a definitive agreement to be acquired by The South Financial Group (NASDAQ: TSFG), headquartered in Greenville, South Carolina, in an all stock transaction valued at approximately $157 million.

     Under terms of the agreement, the Company's shareholders will receive 0.84 shares of The South Financial Group for each CNB Florida Bancshares, Inc. share. Based on The South Financial Group's January 20, 2004 closing price of $28.70, this represents $24.11 for each common share of the Company. The transaction, which is expected to close in July 2004, is subject to regulatory and CNB Florida Bancshares, Inc. shareholder approval. The Company's subsidiary, CNB National Bank, will merge into The South Financial Group's Florida banking subsidiary, Mercantile Bank.

     "We are excited by the opportunity to join The South Financial Group," stated K.C. Trowell, Chairman and Chief Executive Officer of CNB Florida Bancshares, Inc. "Both companies are committed to our customers and our

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communities.  Together we can broaden our  product  offerings,  expand  customer relationships, and continue to build market share in our outstanding markets. The South Financial Group shares our focus on community banking, including making decisions locally and knowing our customers well."

     The South Financial Group is a financial services company, which had total assets of approximately $10 billion at September 30, 2003 after giving effect to its recent acquisition of Mountain Bank Financial Corporation. The South Financial Group operates two primary subsidiary banks, Carolina First Bank and Mercantile Bank, which conduct operations through approximately 135 branch offices in South Carolina, Florida and North Carolina. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina and North Carolina and on the Internet under the brand name, Bank CaroLine. Mercantile Bank operates in Florida, principally in the Jacksonville, Orlando and Tampa Bay markets. The South Financial Group's common stock trades on the NASDAQ National Market under the symbol TSFG. Additional information about The South Financial Group may also be found at The South Financial Group's website: www.thesouthgroup.com.

     The South Financial Group entered Florida in 1999 with the acquisition of Citizens First National and a de novo branch in Jacksonville. CNB Florida
Bancshares, Inc. represents The South Financial Group's 5th acquisition in Florida. With the CNB Florida Bancshares, Inc. merger, The South Financial Group's Florida deposits represent 30% of their total deposits. Once the merger is complete, Mercantile Bank will have 50 branches, over $3 billion in assets and over $2 billion in deposits.

     "We have been looking for the right merger opportunity in Northeast Florida, and CNB Florida is the right answer," said Mack I. Whittle, Jr., President and CEO of The South Financial Group. "CNB Florida is a strategic merger, giving us a significant presence in fast-growing Northeast Florida - one of the most dynamic areas in Florida. We have stated that we want to be in the top 10 in our target Florida markets between Tampa Bay and Jacksonville. CNB Florida puts us firmly in that position. With this merger, we increase our Northeast Florida market ranking to #7 and gain an excellent foundation to build on."

     Whittle continued, "While our desire to achieve scale in key Florida markets is important, we remain committed to doing so only in a manner that adds to shareholder value. Our merger with CNB Florida is consistent with our disciplined acquisition criteria. As we've previously stated, we will only do mergers that are accretive to earnings per share in the first year, enhance our 3-year goals, and strengthen our geographic franchise. We also have a track record of successfully integrating mergers. Our integration of CNB Florida will be no different."

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     The South Financial Group will host a conference call on Wednesday, January
21, 2004 at 9:00 a.m. (ET) to discuss the acquisition of CNB Florida Bancshares, Inc. and answer analyst questions. It will also provide a live webcast of the call, which may be accessed through The South Financial Group's Internet site at www.thesouthgroup.com under the Investor Relations tab. Additional material
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information,  including  forward-looking  statements such as future projections, may be discussed during the presentation. To participate in the conference call, please call 1-888-405-5393 or 1-484-630-4135 using the access code "The South." A 7-day rebroadcast of the call will be available via 1-800-860-4696 or 1-402-280-9966. The South Financial Group will also provide a copy of the presentation in the Investor Relations section of its website.

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     CNB Florida  Bancshares,  Inc., a registered bank holding  company,  is the parent of CNB National Bank, the largest community bank headquartered in Northeast Florida. CNB National Bank commenced operations in 1986 with one Lake City location and today has sixteen offices in eight counties (Alachua, Baker, Bradford, Columbia, Duval, St. Johns, Suwannee and Union).

     The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.